Exhibit 99.2

            ZIONS BANCORPORATION AND THE SUMITOMO BANK OF CALIFORNIA
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                   (unaudited)

     The following unaudited pro forma condensed combined financial statements were prepared to give effect to the acquisition of The Sumitomo Bank of California (Sumitomo) by Zions Bancorporation (Zions) and the related common stock issuance using the purchase method of accounting and the assumptions described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is based upon the consolidated balance sheet of Zions and the balance sheet of Sumitomo as of December 31, 1997, assuming the acquisition had occurred on that date. The unaudited pro forma condensed combined statement of income is based on the consolidated statement of income of Zions and the statement of income of Sumitomo for the year ended December 31, 1997, assuming the acquisition had occurred on January 1, 1997.

     The pro forma combined financial statements do not give effect to expected reductions in deposits and planned dispositions of certain assets and reductions in borrowings in connection with the acquisition. Total deposits are expected to decrease approximately $1 billion, with the decrease being mainly in interest-bearing deposits. Total combined assets are expected to be reduced by approximately $2 billion, from the sale of approximately $1 billion in loans and a reduction of approximately $1 billion in investment securities from maturity and repayment of the portfolio. Zions also plans on reducing its short-term borrowings by approximately $1 billion. Plans also include Sumitomo's long-term debt being reduced by approximately $63 million and the $75 million of outstanding preferred stock of Sumitomo being redeemed prior to the consummation date of the acquisition. After the consummation of the acquisition, issuance of common stock and the aforementioned reductions in assets, it is anticipated that Zions and its California banking subsidiary will maintain "risk-based capital" of not less than the "well-capitalized" threshold, as defined by banking regulators. The pro forma financial statements also do not give effect to merger costs related to the transaction or anticipated cost savings resulting from the consolidation of operational functions.

     For purposes of the pro forma condensed combined financial statements, it has been assumed that the net book value of Sumitomo's assets minus liabilities approximates fair value. When the transaction is consummated Sumitomo's asset and liabilities will be recorded at their fair values which will change the allocation of the purchase price and the related amortization from that reflected in the pro forma condensed combined financial statements.

     The pro forma condensed combined financial statements should be read in conjunction with the consolidated historical financial statements of Zions, including the respective notes thereto, which are incorporated by reference, and the historical financial statements of Sumitomo, including the respective notes thereto, which are included in Sumitomo's December 31, 1997 Annual Report on Form 10-K included in this filing. The pro forma information is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future. The pro forma information is also not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition been consummated during the period or as of the date for which the pro forma financial statements are presented.

            ZIONS BANCORPORATION AND THE SUMITOMO BANK OF CALIFORNIA
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              December 31, 1997 (A)
                                   (unaudited)


                                                            Historical
                                                 -------------------------------
                                                                    The Sumitomo
                                                      Zions            Bank of         Pro Forma              Pro Forma
(In millions)                                    Bancorporation      California       Adjustments             Combined
                                                 --------------      -----------      -----------             -------------
ASSETS
Cash and due from banks                          $        627        $      201       $           -           $        828
Money market investments                                  814               466             (369) (B)                  911
Investment securities:                                                                                                   -
     Held to maturity, at cost                          2,143               150                -                     2,293
     Available for sale, at market                        486               376                -                       862
     Trading                                               83                 -                -                        83
Loans, net of unearned                                  4,871             3,880                -                     8,751
Allowance for loan losses                                  80               117                -                       197
                                                 --------------      -----------      -----------             -------------
     Net loans                                          4,791             3,763                -                     8,554
Purchase premium                                          159                 -              138  (C)                  297
Other assets                                              419               146              (20) (C)                  545
                                                 --------------      -----------      -----------             -------------
     Total assets                                $      9,522        $    5,102       $     (251)             $     14,373
                                                 ==============      ===========      ===========             =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits                    $      1,783        $      672       $        -              $      2,455
Interest-bearing deposits                               5,072             3,683                -                     8,755
                                                 --------------      -----------      -----------             -------------
     Total deposits                                     6,855             4,355                -                    11,210
Federal funds purchased and securities
     sold under repurchase agreements                   1,271                93                -                     1,364
Other short-term borrowings                               105                25                -                       130
Federal Home Loan Bank advances and other
     borrowings over one year                             211                 -                -                       211
Long-term debt                                            258                66                -                       324
Other liabilities                                         167                60              109  (B)                  336
                                                 --------------      -----------      -----------             -------------
     Total liabilities                                  8,867             4,599              109                    13,575
                                                 --------------      -----------      -----------             -------------

Shareholders' equity:
Preferred stock                                             -                75              (75) (B)                    -
Common stock                                              122                82               61  (B)                  265
Surplus                                                     -               267             (267)                        -
Net unrealized holding gain on securities
     available for sale                                     3                 -                -                         3
Retained earnings                                         530                79              (79)                      530
                                                 --------------      -----------      -----------             -------------
     Total shareholders' equity                           655               503             (360)                      798
                                                 --------------      -----------      -----------             -------------
     Total liabilities and shareholders'
       equity                                    $      9,522        $    5,102       $     (251)             $     14,373
                                                 ==============      ===========      ===========             =============


See Notes to Pro Forma Condensed Combined Financial Statements.

            ZIONS BANCORPORATION AND THE SUMITOMO BANK OF CALIFORNIA
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    For the Year Ended December 31, 1997 (A)
                                   (unaudited)


                                                            Historical
                                                 -------------------------------
                                                                    The Sumitomo
                                                      Zions            Bank of         Pro Forma        Pro Forma
(In millions, except per share amounts)          Bancorporation      California       Adjustments       Combined
                                                 --------------      -----------      -----------       -------------
Interest income:
     Interest and fees on loans and leases       $    426.3          $    315.4       $     -           $     741.7
     Interest on money market investments              84.6                37.7           (21.6) (B)          100.7
     Interest on securities                           171.4                38.8             -                 205.2
                                                 ----------          -----------      ----------        ------------
         Total interest income                        682.3               386.9           (21.6)            1,047.6
                                                 ----------          -----------      ----------        ------------
Interest expense:
     Interest on deposits                             180.4               169.9             -                 350.3
     Interest on borrowed funds                       150.1                13.1             -                 163.2
                                                 ----------          -----------      ----------        ------------
         Total interest expense                       330.5               183.0             -                 513.5
                                                 ----------          -----------      ----------        ------------
         Net interest income                          351.8               203.9           (21.6)              534.1
     Provision for loan losses                          6.2                16.5             -                  22.7
                                                 ----------          -----------      ----------        ------------
         Net interest income after
          provision for loan losses                   345.6               187.4           (21.6)              511.4
                                                 ----------          -----------      ----------        ------------
Noninterest income:
     Service charges on deposit accounts               43.7                 5.0             -                  48.7
     Other service charges, commissions and fees       38.3                 2.1             -                  40.4
     Trust income                                       6.8                 3.7             -                  10.5
     Loan sales and servicing income                   38.8                   -             -                  38.8
     Other                                             15.6                13.4             -                  29.0
                                                 ----------          -----------      ----------        ------------
         Total noninterest income                     143.2                24.2             -                 167.4
                                                 ----------          -----------      ----------        ------------
Noninterest expense:
     Salaries  and employee benefits                  160.0                81.3             -                 241.3
     Occupancy, net                                    16.9                15.9             -                  32.8
     Furniture and equipment                           23.7                 7.6             -                  31.3
     Amortization of goodwill and core
       deposit intangibles                              5.9                   -             8.5  (C)           14.4
     Other                                             94.7                45.2             2.3  (B)          142.2
                                                 ----------          -----------      ----------        ------------
         Total noninterest expense                    301.2               150.0            10.8               462.0
                                                 ----------          -----------      ----------        ------------
Income before income taxes                            187.6                61.6           (32.4)              216.8
Income taxes                                           65.2                20.4           (10.5)               75.1
                                                 ----------          -----------      ----------        ------------
     Net income                                  $    122.4          $     41.2       $   (21.9)        $     141.7
                                                 ==========          ===========      ==========        ============

     Net income applicable to common stock       $    122.3          $     35.1       $   (21.9)        $     135.5
                                                 ==========          ===========      ==========        ============

     Net income per common share
     Basic                                       $     1.92          $     2.14                         $      2.03
                                                 ==========          ===========                        ============
     Diluted                                     $     1.89          $     2.14                         $      2.00
                                                 ==========          ===========                        ============

Weighted-average common shares outstanding
     during the year (in thousands)                  63,868              16,415                              66,868  (B)
                                                 ==========          ===========                        ============
Weighted-average common and common-equivalent
     shares outstanding during the year
     (in thousands)                                  64,629              16,415                              67,629  (B)
                                                 ==========          ===========                        ============

See Notes to Pro Forma Condensed Combined Financial Statements.

            ZIONS BANCORPORATION AND THE SUMITOMO BANK OF CALIFORNIA
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE A:  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Zions Bancorporation and subsidiaries (Zions) and the historical balance sheet of The Sumitomo Bank of California (Sumitomo) as if the acquisition and issuance of shares had been effective on December 31, 1997. The pro forma condensed combined statement of income for the year ended December 31, 1997 combines the historical consolidated statement of income for Zions and the historical statement of income for Sumitomo as if the acquisition had been effective on January 1, 1997.

     The acquisition reflected in the pro forma financial statements will be accounted for as a purchase. Under this method of accounting, assets and liabilities of Sumitomo will be adjusted to their estimated fair value and combined with the recorded values of the assets and liabilities of Zions. For purposes of the pro forma financial statements, it has been assumed that the net book value of Sumitomo's assets minus liabilities approximates fair value.

NOTE B:  PURCHASE PRICE AND FUNDING

     The purchase price is based upon cash consideration of approximately $546 million to be paid for the outstanding shares of Sumitomo. Sumitomo's parent, The Sumitomo Bank, Limited, will receive approximately $453 million ($32.36 per share) and other shareholders will receive approximately $93 million ($38.25 per share).

     The transaction is to be financed through a combination of existing resources, the sale of a minority interest in Sumitomo and the proceeds from the issuance of securities in the capital markets as follows: (in millions)

         Issuance of Zion's common stock for cash, net of
           estimated issuance costs of $7                        $143
         Reduction of money market investment balances            369
         Proceeds from sale of minority interest in Sumitomo       34
                                                                ------
         Total purchase price                                    $546
                                                                ======

     Zions has agreed to sell a minority interest of Sumitomo to a Director of Zions at its cost basis. Proceeds from the sale of the minority interest will be approximately $34 million for an approximate 11.5% common equity interest in Sumitomo after the payment of a planned $250 million dividend by Sumitomo to Zions. The pro forma condensed combined statement of income includes a pro forma adjustment of $2.3 million to other noninterest expense for the minority shareholder's estimated 11.5% portion of Sumitomo's pro forma net income applicable to common stock. Pro forma adjustments to the condensed combined balance sheet include an increase in other liabilities of $109 million, consisting of the $34 million minority

            ZIONS BANCORPORATION AND THE SUMITOMO BANK OF CALIFORNIA
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Continued)
                                   (unaudited)

interest discussed above and the minority interest represented by the $75 million of Sumitomo preferred stock.

     Money market investments have been reduced on the pro forma condensed combined balance sheet by $369 million representing a portion of the total pro forma cash purchase price. Interest on money market investments in the pro forma condensed combined statement of income has been reduced by $21.6 million representing the lost interest on the money market investments determined using the combined average rate earned on money market investments during 1997 of 5.86%.

     Pro forma weighted average common shares outstanding during the year and pro forma weighted average common and common-equivalent shares outstanding during the year have been increased to reflect the issuance of approximately 3,000,000 shares of Zions common stock to finance a portion of the acquisition. The estimated number of shares to be issued is based upon the $150 million in gross proceeds expected from the issuance divided by an estimated Zion's common stock price of $50 per share.

NOTE C:  PURCHASE PREMIUM

     The purchase premium resulting from the acquisition reflected in the accompanying pro forma condensed combined balance sheets was determined as follows: (in millions)

         Total cash consideration paid for common stock of Sumitomo     $546
         Common shareholders' equity of Sumitomo                         428
                                                                        -----
         Purchase premium                                               $118
                                                                        =====

     For purposes of these pro forma financial statements, it has been assumed that the net book value of Sumitomo's assets minus liabilities approximates fair value. Accordingly the cost of the acquisition in excess of Sumitomo's common equity is reflected in the accompanying pro forma condensed combined balance sheet as purchase premium. The purchase premium in the accompanying pro forma condensed combined balance sheet has been increased and net deferred tax assets decreased by $20 million to tax effect the estimated portion of the premium allocable to core deposit premium. The amortization of the purchase premium in the pro forma condensed combined statement of income in the amount of $8.5 million has been determined using an estimated blended amortization life of approximately 16 years. Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized.